Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Media contacts:
September 30, 2024	Katie Magnotta
katie.magnotta@verizon.com
201-602-9235

Blair Crawford
Blair.Crawford@verticalbridge.com
209-482-2030

Verizon and Vertical Bridge agree to $3.3 billion tower transaction

NEW YORK, NY & BOCA RATON, FL – September 30, 2024 – Verizon Communications Inc. (NYSE, Nasdaq: VZ) and Vertical Bridge today announced they have entered into a definitive agreement for Vertical Bridge to obtain the exclusive rights to lease, operate and manage 6,339 wireless communications towers across all 50 states and Washington, D.C. from subsidiaries of Verizon for approximately $3.3 billion, including certain commercial benefits. The transaction is structured as a prepaid lease with upfront proceeds of approximately $2.8 billion in cash.

Under the terms, Verizon will enter into a 10-year agreement1 to lease back capacity on the towers from Vertical Bridge, serving as the anchor tenant, with options that could extend the lease term up to 50 years. Verizon will also have access to certain additional space on the towers for its future use, subject to certain restrictions. This agreement, along with Verizon’s existing build-to-suit joint venture with Vertical Bridge, will support Verizon’s efforts to drive down tower-related costs and provide greater vendor diversity in a concentrated industry.

“As the nation’s largest mobility provider, we are well positioned with greater financial flexibility to invest in our business, return value to our shareholders and make the nation’s best network even better for customers,” said Verizon Chairman and CEO Hans Vestberg. “This transaction builds on our existing relationship with Vertical Bridge while realizing substantial value for this unique set of assets and allows us to be agile in optimizing the network with one of the best operating partners.”

“We are pleased to have been selected by Verizon as the counterparty in the largest US tower transaction in almost a decade,” said Ron Bizick, President and CEO of Vertical Bridge. “This transaction represents a significant step for Vertical Bridge. The vision of the company founders 10 years ago was to create a permanent, private, and at-scale US tower company. This transaction marks a significant milestone in the realization of that vision. Upon the completion of this transaction, these assets, together with our existing portfolio which includes thousands of young, purpose-built towers, enhance Vertical Bridge’s position as a fast, friendly, and flexible colocation partner to the wireless industry.”

“Since co-founding Vertical Bridge in 2014, we’ve been on a transformative journey, and this landmark transaction with Verizon Communications marks an inflection point in that evolution,” said Marc Ganzi, CEO of DigitalBridge and Vice Chairman of Vertical Bridge. “This transaction not only solidifies our leadership in the tower space but also strategically positions us to capitalize on the growing demand for wireless infrastructure, especially as AI-driven technologies and 5G continue to reshape connectivity needs across industries.”

DigitalBridge, a leading global alternative asset manager dedicated to investing in digital infrastructure and majority owner of Vertical Bridge, has committed capital to support the transaction.

CDPQ, a global investment group and an important shareholder of Vertical Bridge since 2019, also committed capital to finance this transaction.

The transaction is expected to close by the end of 2024, subject to customary closing conditions.

Advisors

J.P. Morgan acted as financial advisor to Verizon and Jones Day acted as legal counsel. Centerview Partners LLC served as financial advisor to Vertical Bridge and Greenberg Traurig acted as legal counsel. Simpson Thacher & Bartlett acted as legal counsel to DigitalBridge. Mayer Brown LLP acted as legal counsel to CDPQ.

About Verizon

Verizon Communications Inc. (NYSE, Nasdaq: VZ) powers and empowers how its millions of customers live, work and play, delivering on their demand for mobility, reliable network connectivity and security. Headquartered in New York City, serving countries worldwide and nearly all of the Fortune 500, Verizon generated revenues of $134.0 billion in 2023. Verizon’s world-class team never stops innovating to meet customers where they are today and equip them for the needs of tomorrow. For more, visit verizon.com or find a retail location at verizon.com/stores.

About Vertical Bridge

Vertical Bridge REIT, LLC, headquartered in Boca Raton, Florida, was founded in 2014 and is the largest private owner and operator of communications infrastructure and locations in the United States, with a portfolio of more than 500,000 sites, including over 11,000 owned and master-leased towers pre-transaction. Vertical Bridge provides build-to-suit and colocation solutions to the wireless industry. The Company’s portfolio spreads across all 50 states and Puerto Rico.

In 2020, Vertical Bridge became the first tower company in the world to achieve the CarbonNeutral® company certified status and has been recertified every year since. For more information, please visit www.verticalbridge.com.

Forward-Looking Statements

In this communication we have made forward-looking statements. These statements are based on our estimates and assumptions and are subject to risks and uncertainties. Forward-looking statements include the information concerning our possible or assumed future results of operations. Forward-looking statements also include those preceded or followed by the words “anticipates,” “assumes,” “believes,” “estimates,” “expects,” “forecasts,” “hopes,” “intends,” “plans,” “targets” or similar expressions. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

[1]	Initial term of 10 years, plus 8 optional renewal terms of 5 years each, subject to certain early termination rights.